Exhibit 99.1

Aradigm Announces First Quarter 2015 Financial Results

Hayward, CA – May 11, 2015 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2015.

Total revenue was $8.8 million for the first quarter of 2015, compared with $6.6 million in revenue for the first quarter of 2014. The increase in revenue was due to the recognition of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin® investigational inhaled ciprofloxacin project-related costs, as well as the revenue recognized from work being conducted under NIH grants.

Total operating expenses for the first quarter of 2015 were $9.9 million, compared with total operating expenses of $7.5 million for the first quarter of 2014. The increase in operating expenses was primarily due to higher R&D expenses from the Pulmaquin Phase III clinical trials which resulted in higher costs in contract manufacturing and testing as well as higher clinical trial expenses.

Net loss for the first quarter of 2015 was $1.1 million or $0.08 per share. For the first quarter of 2014, the Company had net income of $7.8 million or $0.53 per share, which was after giving effect to the non-cash gains from assignment of royalty interest and extinguishment of debt of $8.9 million.

As of March 31, 2015, cash and cash equivalents totaled $48.6 million.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Pulmaquin (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis bronchiectasis. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax. In addition, Aradigm has a product candidate to prevent diseases in tobacco smokers through smoking cessation, and a diagnostic product candidate to detect aspirations of gastrointestinal fluid into the respiratory tract.

More information about Aradigm can be found at www.aradigm.com.

About Pulmaquin

Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. It is being evaluated in two ongoing Phase 3 studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of non-cystic fibrosis bronchiectasis (non-CF BE).

Following Phase 2a development of the liposomal portion of Pulmaquin (Lipoquin®) and Phase 1 development of Pulmaquin, the Phase 2b study ORBIT-2 with Pulmaquin was a 24-week multicenter, randomized, double-blind, placebo-controlled trial in 42 adult non-CF BE subjects. This study demonstrated a significant reduction in P.aeruginosa sputum activity (p=0.002) and a decrease in time to first exacerbation in the per protocol population (p=0.046) and the mITT (p=0.057) populations in the Pulmaquin treated subjects compared to placebo. Overall, the incidence of all treatment emergent adverse events was similar between groups. The most frequently reported treatment related adverse events (reported by > 3 patients in either treatment group) included product taste abnormal and nausea in the Pulmaquin group and wheezing in the placebo group. No serious adverse events were considered treatment related. There were no deaths reported during ORBIT-2.

The Phase 3 clinical program for Pulmaquin in non-CF BE consists of two worldwide, double-blind, placebo-controlled pivotal trials (ORBIT-3 and ORBIT-4) that are identical in design except for a pharmacokinetics sub-study to be conducted in one of the trials. Each trial is enrolling approximately 255 patients into a 48 week double-blind period consisting of 6 cycles of 28 days on treatment with Pulmaquin or placebo plus 28 days off treatment, followed by a 28 day open label extension in which all participants will receive Pulmaquin (total treatment duration approximately one year). The superiority of Pulmaquin vs. placebo during the double-blind period is being evaluated in terms of the time to first pulmonary exacerbation (primary endpoint), while key secondary endpoints include the reduction in the number of pulmonary exacerbations and improvements in the quality of life measures. Lung function is being monitored as a safety indicator.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin as well as for ciprofloxacin for inhalation for non-CF BE in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa. The QIDP designation made Pulmaquin eligible for Fast Track designation which was granted by the FDA in September 2014.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 110,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials and the ability to continue successful product development of our potential product candidates, including Pulmaquin, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 18, 2015, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenues	$8,768	$6,631

Operating expenses:
Research and development	8,361	5,796
General and administrative	1,542	1,651
Restructuring and asset impairment	4	6

Total operating expenses	9,907	7,453

Loss from operations	(1,139)	(822)
Interest income	8	2
Interest expense	—	(288)
Other income (expense), net	(32)	(1)
Gain on assignment of royalty interests	—	5,823
Gain from extinguishment of debt	—	3,041

Net income (loss) and comprehensive income (loss)	$(1,163)	$7,755

Basic and diluted net income (loss) per common share	$(0.08)	$0.53

Shares used in computing basic net income (loss) per common share	14,727	14,669

Shares used in computing diluted net income (loss) per common share	14,727	14,713

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$48,576	$47,990
Receivables	511	1,058
Restricted cash	250	250
Prepaid and other current assets	1,442	1,207

Total current assets	50,779	50,505
Property and equipment, net	416	502
Other assets	2,941	2,956

Total assets	$54,136	$53,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,046	2,706
Accrued clinical and cost of other studies	4,044	2,070
Accrued compensation	550	819
Deferred revenue – related party	837	790
Facility lease exit obligation	199	193
Deferred rent	85	97
Other accrued liabilities	256	191

Total current liabilities	8,017	6,866
Accrued clinical and cost of other studies, non-current	82	33
Deferred revenue – related party, non-current	7,845	7,845
Facility lease exit obligation, non-current	55	104
Shareholders’ equity	38,137	39,115

Total liabilities and shareholders’ equity	$54,136	$53,963

*	The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date.

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